EX-99.1 exhibit1.htm EX-99.1

Contact:                 John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD 10 AND THIRD QUARTER BLENDED SAME-STORE SALES

Company Provides Updated Comments on Third Quarter Cost Trends

CARPINTERIA, Calif. – Nov. 12, 2008 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 10 same-store sales for the four weeks ended Nov. 3, 2008, for Carl’s Jr.® and Hardee’s® as well as third quarter results for the twelve weeks ended on the same date.

Brand	Period 10		Third Quarter		Fiscal Year to Date
	FY 2009	FY 2008	FY 2009	FY 2008	FY 2009	FY 2008
Carl’s Jr.	+0.0%	+2.0%	+0.5%	+0.7%	+2.9%	+0.8%
Hardee’s	+2.1%	+3.6%	+1.3%	+2.7%	+1.1%	+2.4%
Blended	+1.0%	+2.8%	+0.9%	+1.7%	+2.1%	+1.6%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, "Despite a very challenging economic environment and continued deep discounting by competitors, we are pleased to report positive blended same-store sales of 1.0 percent for period 10, 0.9 percent for the third quarter and 2.1 percent year to date.

On a two-year cumulative basis, period 10 blended same-store sales increased 3.8 percent, third quarter blended same-store sales increased 2.6 percent and year to date sales have increased 3.7 percent. As of the end of period 10, our blended average unit volume for our company-operated stores was $1,221,000, a $59,000 increase from the end of fiscal 2008.”

“Carl’s Jr. recorded flat same store sales versus a 2.0 percent increase in the prior year period. The period’s results were somewhat dampened by the roll-over of last year’s successful Portobello Mushroom Six Dollar Burger, which began late in period 10 last year.  During the period this year, Carl’s Jr. continued to promote its expanded line of Guacamole Bacon burgers which we make with guacamole prepared daily using fresh salsa. The Guacamole Bacon Six Dollar Burger features a charbroiled, 100 percent Black Angus beef patty topped with guacamole, two strips of bacon, two slices of pepper-Jack cheese, Santa Fe sauce, red onions, tomato and lettuce on a seeded bun,” said Puzder. “Carl’s Jr. also debuted the Big Country Breakfast Burrito for the breakfast day-part during the last week of the period. Featuring eggs, crumbled bacon and sausage, diced ham, shredded cheddar cheese, hash rounds and a generous ladle of sausage gravy, all wrapped in a warm flour tortilla, the burrito is the latest addition to the ‘Breakfast as Big as our Burgers’ campaign. As of the end of period 10, the trailing 13-period average unit volume at Carl’s Jr. was $1,529,000, a $36,000 per unit increase since the end of fiscal 2008 and an all-time high for the brand. In addition, our period 10 average unit volume for Carl’s Jr. was higher than any comparable period ever.”

 “For the third quarter, Carl’s Jr. recorded a 0.5 percent same-store sales increase. On a two-year cumulative basis, third quarter same-store sales at Carl’s Jr. have increased 1.2 percent.” Revenue for the third quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $140.3 million.

“Hardee’s achieved a 2.1 percent same-store sales increase versus positive same-store sales of 3.6 percent last year for a two year cumulative increase of 5.7 percent. During the period, Hardee’s promoted Little Thickburgers, a quarter-pound sized version of both our standard one-third pound Thickburger® and our Cheese Thickburger.  With a starting suggested retail price of $1.99 for the Little Cheese Thickburger, the burger’s smaller size and price appeals to those consumers who consider our original Thickburgers too big or too expensive to consume on a regular basis in the current economic environment,” Puzder continued. “Hardee’s also promoted the Pork Chop ‘N’ Gravy Biscuit during the breakfast daypart. We top a boneless, breaded pork chop with our popular sausage gravy on one of our Made From ScratchTM buttermilk biscuits,” added Puzder. As of the end of period 10, the trailing 13-period average unit volume at Hardee’s was $982,000 a $28,000 per unit increase since the end of fiscal 2008, and the highest figure for the brand since fiscal 1995, which is as far back as we can check. In addition, Hardee’s period 10 average unit volume was higher than any comparable period as far back as we can check.”

“For the third quarter, Hardee’s recorded a 1.3 percent same-store sales increase. On a two-year cumulative basis, Hardee’s same-store sales have increased 4.0 percent.” Revenue for the third quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $115.2 million.

For the third quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr.	$140.3 million
Hardee’s	115.2 million
Total	$255.5 million

Third Quarter Cost Trends Update
“Similar to previous quarters, we are providing some general insight with respect to certain of our operating expenses for the third quarter. Investors should be aware we have yet to complete our full review of the cost components underlying our quarterly results, and that there may be material items other than those discussed below which could adversely or positively impact operating expenses or our business in general.”

“As set forth below, in the third quarter of fiscal 2009, we anticipate that our consolidated restaurant operating costs will increase between 60 and 80 basis points as compared to the third quarter of fiscal 2008.”

“During the third quarter, prices for many commodities, with the exception of ground beef, decreased from the record or near-record highs that we experienced during the summer months, although commodity prices in general remain above prior year levels. While increases in ground beef prices have offset the recent reductions in commodity prices we expect to see ongoing decreases in cheese and other agricultural commodity prices well into next fiscal year. Overall, during the third quarter, we have been able to essentially offset the impact of these higher year over year costs through price increases and other actions we have taken to control food costs. As a result, we anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be consistent with our results for the third quarter of fiscal 2008. In the prior year third quarter, food and packaging costs on a consolidated basis were 30.1 percent of company-operated restaurants revenue.”

“We expect payroll and employee benefits costs as a percent of company-operated restaurants revenue for the third quarter to be 70 to 80 basis points below our reported results for the third quarter of fiscal 2008. In the prior year third quarter, payroll and employee benefit costs on a consolidated basis, were 28.6 percent of company-operated restaurants revenue.”

 “Certain asset retirement charges related to rebuilding two restaurants in order to significantly extend their useful lives as well as increased depreciation expense associated with our ongoing remodel program negatively impacted occupancy and other expense for the third quarter. As such, we anticipate consolidated occupancy and other costs as a percent of company-operated restaurants revenue for the third quarter will be approximately 140 to 150 basis points higher than the results reported in the third quarter of fiscal 2008. In the prior year third quarter, occupancy and other costs on a consolidated basis, were 22.9 percent of company-operated restaurants revenue.”

“We expect interest expense for the third quarter to be approximately $9.4 million. This figure includes interest paid on our term loan and revolving credit facility as well as a $4.9 million unfavorable adjustment to mark-to-market the interest rate swap agreements we entered into during the third quarter of fiscal 2008.”

“We will report same-store sales results for period 11, ending Dec. 1, 2008, on or about Dec. 10, 2008.”

As of the end of its fiscal 2009 second quarter ended Aug. 11, 2008, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,100 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,170 Carl's Jr. restaurants and 1,917 Hardee's restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management's current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company's results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers' concerns or adverse publicity regarding the Company's products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee's brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers' compensation and general liability premiums and claims experience, changes in the Company's suppliers' ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company's franchisees, franchisees' willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.
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